Exhibit 99.1

inContact Reports First Quarter 2010 Financial Results

SALT LAKE CITY – May 6, 2010 – inContact, Inc. (NASDAQ: SAAS), the market leader in cloud-based call center software and agent optimization tools, today reported financial results for the first quarter ended March 31, 2010.

Revenue

Software segment revenue totaled $8.3 million for the quarter ended March 31, 2010, an increase of 22% from $6.8 million in the same period in 2009. Software segment revenue includes all recurring revenue related to the delivery of our software applications, plus the associated professional services and setup fees.

Consolidated revenue for the three months ended March 31, 2010 was $21.1 million, versus $21.0 million for the same period in 2009. This reflects an increase of $1.5 million in Software segment revenue which was partially offset by a decrease of $1.4 million in Telecom segment revenue due to expected attrition.

Gross Profit and Gross Margin

Consolidated gross profit increased $1.1 million in the first quarter compared to the same period in 2009. Software segment gross profit increased $1.0 million in the quarter compared to the same period in 2009. Additionally, the Telecom segment gross profit increased by $135,000 compared to the same period in 2009. Consolidated gross margin percentage increased to 44% in the first quarter compared to 39% for the same period in 2009.

Net Income

Net income for the quarter ended March 31, 2010 was $1.5 million, or $0.04 per share, as compared to a net loss of $1.7 million or ($0.05) per share for the same period in 2009. During the quarter, we recorded $1.3 million of depreciation and amortization, $218,000 of stock-based compensation. The results for the quarter were benefitted by non-recurring expense reductions of $371,000 and a gain of $184,000 for the change in fair value of warrants.

EBITDAS

Earnings before interest, taxes, depreciation and amortization and stock-based compensation (EBITDAS) for the first quarter was $3.1 million versus $142,000 during the same period in 2009. Our ability to effectively leverage operating costs enabled us to realize a $3.0 million improvement in EBITDAS primarily due to the gross profit increase of $1.0 million and decrease in operating expenses of $1.6 million. The leverage in costs of software revenue and operating expenses, which created the significant increase in EBITDAS, illustrates the power of our business model. EBITDAS is a non-GAAP measure management believes provides important insight into our operating results (see reconciliation of non-GAAP measures below).

“We continued to make solid progress with respect to increasing our recurring revenue, expanding our gross profit dollars and margins, leveraging our operating expenses, and significantly improving our income from operations. These financial achievements have solidly positioned the company for its future goals,” said Paul Jarman, inContact CEO. “We also started the year off at a good pace with a total of 33 new contracts in the first quarter, of which 24 came from new customers and 9 were upsells in existing accounts.”

“With momentum building from our reference customers, partners, next generation platform and favorable market trends, we are currently implementing the next significant step in the progress of inContact, which involves an expanded effort to take market share and accelerate growth through a targeted and focused increase in our marketing and awareness efforts. We will accelerate activities in areas already proven to increase lead flow which, after allowing for our normal sales cycle, lead to a noticeable increase in new contract wins which, in turn, drive revenues. As part of this effort, we have recently added several key people to our leadership team. Mariann McDonagh as Chief Marketing Officer, Bassam Salem as Senior Vice President, Professional Services and Neeraj Sen as Vice President Research and Development to help us capitalize on the opportunities that lie ahead. We continue to attract this level of talent to our company largely because of the recent company success and significant growth potential. These executives have proven track records in their respective fields and, through their vast experience with high growth companies, will be instrumental in key areas that will leverage our future success. We will continue to maintain a balanced strategy of taking market share and accelerating growth, while remaining prudent in our expenses.”

“In closing, we have reported another strong quarter of progress and performance. We have a great opportunity before us and are excited about the next step in the evolution of inContact.”

CONFERENCE CALL INFORMATION

We will host a conference call to discuss our first quarter 2010 financial results later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-In Number: 1-800-895-0198

International: +1-785-424-1053

Conference ID#: 7INCONTACT

An audio file of the call will be available after May 10, 2010 on the inContact Investor Relations website at http://investor.incontact.com, in the Webcasts and Presentations section. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until May 13, 2010:

Toll-free replay number: 1-800-283-5758

International replay number: +1-402-220-0863

(No replay pass code required.)

RECLASSIFICATIONS

Beginning in the second quarter of 2009, we have reclassified certain items in our Consolidated Statements of Operations to conform to Software-as-a-Service industry financial reporting practices. This new presentation increases the transparency and comparability of our results of operations to other Software-as-a-Service companies. The impact of the reclassifications, in comparison to the way we reported previously, is as follows: costs of revenue are higher (thereby reducing gross margin), general and administrative expenses are lower and depreciation and amortization expense is no longer presented as its own line item. This new reporting format has no impact on consolidated revenue, income (loss) from operations, or EBITDAS. Amounts for previous periods have been reclassified to conform to the current presentation. These changes are also reflected in our segment reporting. Also, beginning in the second quarter of 2009, we adjusted the manner in which we allocate indirect expenses. Indirect expenses are now allocated to the Software and Telecom segments as a percentage of each segment’s direct expenses. Applying this allocation method results in a smaller allocation of indirect expenses to the Telecom segment, and a larger allocation of indirect expenses to the Software segment. This new reporting format has no impact on segment revenues.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on inContact’s current expectations, estimates and projections about inContact’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with inContact’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in inContact’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. inContact undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - (Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$10,628	$10,852
Restricted cash	80	80
Auction rate preferred securities	—	125
Accounts and other receivables, net of allowance for uncollectible accounts of $1,335 and $1,371, respectively	8,818	9,165
Other current assets	1,848	1,584

Total current assets	21,374	21,806

Restricted cash	166	166
Property and equipment, net	10,282	10,378
Intangible assets, net	2,355	2,501
Goodwill	3,780	3,577
Other assets	455	501

Total assets	$38,412	$38,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,650	$1,844
Trade accounts payable	6,678	6,120
Accrued liabilities	2,237	2,773
Accrued commissions	1,114	1,136
Current portion of deferred revenue	958	1,085

Total current liabilities	12,637	12,958

Long-term debt and capital lease obligations	6,648	8,476
Deferred rent	349	369
Deferred revenue	78	134
Warrant liability	312	496

Total liabilities	20,024	22,433

Total stockholders’ equity	18,388	16,496

Total liabilities and stockholders’ equity	$38,412	$38,929

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (Unaudited)

(in thousands except per share data)

	Three months ended March 31,
	2010	2009
Revenue:
Software	$8,330	$6,827
Telecom	12,791	14,176

Total revenue	21,121	21,003

Costs of Revenue:
Software	2,722	2,171
Telecom	9,116	10,636

Total costs of revenue	11,838	12,807

Gross Profit	9,283	8,196

Operating expenses:
Selling and marketing	4,135	4,388
Research and development	1,128	1,062
General and administrative	2,619	4,013

Total operating expenses	7,882	9,463

Income (loss) from operations	1,401	(1,267)
Other income (expense):
Interest expense	(69)	(187)
Change in fair value of warrants	184	(236)

Total other income (expense)	115	(423)

Income (loss) before income taxes	1,516	(1,690)
Income tax expense	(14)	(13)

Net income (loss)	$1,502	$(1,703)

Net income (loss) per common share:
Basic	$0.04	$(0.05)
Diluted	$0.04	$(0.05)

Weighted average common shares outstanding:
Basic	34,823	31,071
Diluted	35,993	31,071

SEGMENT REPORTING

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The Telecom segment includes all voice and data long distance services provided to customers.

For segment reporting, we classify operating expenses as either “direct” or “indirect”. Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Operating segment revenues and profitability for the quarters ended March 31, 2010 and 2009 were as follows (in thousands):

	Quarter Ended March 31, 2010
	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$8,330	$12,791	$21,121
Costs of revenue	2,722	9,116	11,838

Gross profit	5,608	3,675	9,283
Gross margin	67%	29%	44%

Operating expenses:
Direct selling and marketing	2,936	964	3,900
Direct research and development	966	—	966
Indirect	2,184	832	3,016

Income (loss) from operations	$(478)	$1,879	$1,401

	Quarter Ended March 31, 2009
	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$6,827	$14,176	$21,003
Costs of revenue	2,171	10,636	12,807

Gross profit	4,656	3,540	8,196
Gross margin	68%	25%	39%

Operating expenses:
Direct selling and marketing	2,662	1,504	4,166
Direct research and development	930	—	930
Indirect	2,737	1,630	4,367

Income (loss) from operations	$(1,673)	$406	$(1,267)

RECONCILIATION of NON-GAAP MEASURES:

“EBITDAS,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, and Stock-Based Compensation, is not a measure of financial performance under generally accepted accounting principles (GAAP). EBITDAS is provided for the use of the reader in understanding our operating results and is not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes this measure may better enable an investor to form views of our potential financial performance in the future. This measure has limitations as an analytical tool, and investors should not consider EBITDAS in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of EBITDAS to Net income (loss) applicable to common stockholders as it is presented on the Condensed Consolidated

Statements of Operations for inContact, Inc.

(in thousands - unaudited)

	Quarter ended March 31,
	2010	2009
Net income (loss)	$1,502	$(1,703)

Depreciation and amortization	1,329	1,257
Stock-based compensation	218	388
Interest income and expense, net	69	187
Income tax expense	14	13

EBITDAS	$3,132	$142

About inContact

inContact, Inc.® (NASDAQ: SAAS) provides the market’s leading on-demand customer call center software platform, inContact, to more than 650 call centers across the globe. With its roots in telecommunications and network infrastructure, inContact is unique in its offering because it combines a powerful connectivity backbone with a world-class call center software platform. Companies with call centers of all sizes have turned to inContact to address their call handling needs as well as to manage and improve their agent workforces. The inContact platform has grown from a powerful Automated Call Distributor (ACD) with skills-based routing, Computer Telephony Integration (CTI), and Interactive Voice Response (IVR) with speech recognition, to include an innovative online hiring solution, an eLearning and communications application, call center workforce management functionality, and a customer feedback and survey solution. Because the inContact software platform is delivered via a Software-as-a-Service (SaaS) model, customers can realize significant cost savings and flexibility compared to premises-based alternatives. To learn more about inContact, visit www.inContact.com.

Contacts:

Investor Contact: Neal Feagans Feagans Consulting 303-449-1184	General Contact: Heather Hurst Communications Director 866-698-8911 heather.hurst@inContact.com

inContact® is the registered trademark of inContact, Inc.